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                                                                    Exhibit 99.1

                              [Logo]  SiVault
                                      Systems



        SIVAULT SYSTEMS APPOINTS GILBERT F. AMELIO CHAIRMAN OF THE BOARD

SAN JOSE, Calif., December 7, 2004 - SiVault Systems, Inc. (OTCBB: SVTL.OB), a leading provider of products and services for the secure authentication, processing, storage and retrieval of signature-based medical, financial and retail electronic transactions and documents, announced today Gilbert (Gil) F. Amelio as chairman of the board, effective January 2005.

Dr. Amelio, who holds a PhD in physics from the Georgia Institute of Technology, has had a distinguished career as a scientist as well as serving as the head of three Fortune 500 companies. He was chief executive and chairman of Apple Computer; the president, chief executive and chairman of National Semiconductor and the president of Rockwell Communication Systems, a unit of Rockwell International. Since 1998, Dr. Amelio has been a venture capitalist, most recently with Sienna Ventures. He is also an author or co-author of three books:
An American Imperative (1993), Profit from Experience (1995), On the Firing Line
(1998).

"I'm delighted that Gil has agreed to join the SiVault Systems board as chairman. He is an unusually talented leader who is well respected in the technology community," said Emilian Elefteratos, chief executive officer of SiVault Systems. He further added, "As chairman, Gil will play a vital role in helping us realize our overall strategy and vision of becoming a global technology firm."

"SiVault Systems is one of the good examples of entrepreneurship, coupled with great energy and innovation", said Dr. Amelio. "Emilian's vision is supported by a great team that combines creative thinking with technological excellence in addressing problems across multiple market sectors including chargebacks, identity theft and drug prescription fraud," further added Dr. Amelio.

Prior to his management career, Dr. Amelio was a successful technologist. He is responsible for the development of the first practical charge coupled (CCD) image sensor, which is used today to register images in consumer camcorders, professional video cameras, digital still cameras and in astronomical and other equipment. The CCD is the eyeball of the Hubble Space Telescope and is used extensively at observatories around the world.

Dr. Amelio is currently serving on the Audit Committee and the Human Resources Committee for SBC Communications and is a former director and chairman of the Semiconductor Industry Association and was a member of the Board of Governors of the Electronics Industries Association. Since 1996, he has been an advisor to the Malaysia Multimedia Super Corridor and to the Prime Minister of the country. His current and past directorships also include Pacific Telesis Corp., Chiron Corp., Sematech, the Georgia Tech Advisory Board (chairman) and the American Film Institute.

Dr. Amelio holds 16 patents and is the recipient of numerous awards including the FIU Entrepreneur of the Year Award, the Georgia Tech Business Achievement Award, the National Management Association's Silver Knight of Management Award and the Masara Ibuka Consumer Electronics Award.

SiVault Systems, which is a recognized leader in the secure storage and retrieval of signed documents and biometric signature-based authentication for processing online transactions, is meeting the growing market demand for cost savings and efficiencies in the retail, government, financial services and healthcare sectors.

ABOUT SIVAULT SYSTEMS (WWW.SIVAULT.COM)
Founded in 1999, SiVault Systems is a recognized leader in the secure storage and retrieval of signed documents and biometric signature-based authentication for processing of online transactions. SiVault Systems' services are 100% compliant with regulations and standards in the retail and healthcare industries for authentication, authorization, transmission and storage of data. For more information, visit the companies' web sites at http://www.sivault.com.


                              --------------------

                             SiVault Systems, Inc.
                500 Fifth Avenue, Suite 1650, New York, NY 10110
                 Telephone (212) 931-5760   Fax (212) 931-5762

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                              [Logo]  SiVault
                                      Systems


Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains "forward-looking statements" within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. SiVault Systems, Inc. cautions readers that statements regarding this transaction, the timing of such a transaction and any other future aspect relating to such a transaction are forward-looking statements and are based on management's current expectations, estimates and projections. Words such as "expects", "anticipates", "estimates", "believes", or statements indicating certain actions "may", "could", or "might" occur and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks and uncertainties, including the Company's ability to market its products and services in a competitive environment, as well as other factors, many of which are beyond the Company's control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. For additional information on these uncertainties, please see the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. SiVault Systems and its logo are trademarks of SiVault Systems, Inc. All other trademarks are the property of their respective holders.


         CONTACTS:
         SIVAULT SYSTEMS
         Emilian Elefteratos
         SiVault Systems Inc.
         408-321-5100




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                             SiVault Systems, Inc.
                500 Fifth Avenue, Suite 1650, New York, NY 10110
                 Telephone (212) 931-5760   Fax (212) 931-5762